Exhibit 99.6

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$78,879	$68,253
Marketable securities	3,002	6,055
Accounts receivable, net of allowance for doubtful accounts of $6,378 and $6,338 as of June 30, 2010 and December 31, 2009, respectively	471,288	566,522
Accounts receivable from related companies	49,362	57,148
Inventories	231,057	389,954
Exchanges receivable	9,985	23,136
Price risk management assets	24	12,371
Other current assets	91,161	148,423

Total current assets	934,758	1,271,862

PROPERTY, PLANT AND EQUIPMENT	10,329,313	9,649,405
ACCUMULATED DEPRECIATION	(1,126,660)	(979,158)

	9,202,653	8,670,247

ADVANCES TO AND INVESTMENTS IN AFFILIATES	7,587	663,298
LONG-TERM PRICE RISK MANAGEMENT ASSETS	4,237	—
GOODWILL	803,334	775,093
INTANGIBLES AND OTHER ASSETS, net	433,171	384,109

Total assets	$11,385,740	$11,764,609

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$315,601	$358,997
Accounts payable to related companies	7,623	38,842
Exchanges payable	11,323	19,203
Price risk management liabilities	2,248	442
Accrued and other current liabilities	459,146	365,175
Current maturities of long-term debt	40,733	40,923

Total current liabilities	836,674	823,582

LONG-TERM DEBT, less current maturities	6,049,531	6,177,046
OTHER NON-CURRENT LIABILITIES	134,385	134,807

COMMITMENTS AND CONTINGENCIES (Note 12)

EQUITY:
Member’s equity	18	18
Noncontrolling interest	4,365,132	4,629,156

Total equity	4,365,150	4,629,174

Total liabilities and equity	$11,385,740	$11,764,609

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Natural gas operations	$1,045,946	$948,233	$2,352,655	$2,060,188
Retail propane	197,147	179,770	730,586	667,677
Other	24,613	23,814	56,446	54,052

Total revenues	1,267,706	1,151,817	3,139,687	2,781,917

COSTS AND EXPENSES:
Cost of products sold – natural gas operations	654,239	542,004	1,566,845	1,274,117
Cost of products sold – retail propane	110,282	78,070	415,263	298,292
Cost of products sold – other	6,336	5,919	13,614	12,723
Operating expenses	169,533	176,681	340,281	358,454
Depreciation and amortization	83,877	76,174	167,153	148,777
Selling, general and administrative	44,254	53,748	93,026	109,492

Total costs and expenses	1,068,521	932,596	2,596,182	2,201,855

OPERATING INCOME	199,185	219,221	543,505	580,062

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(103,017)	(100,680)	(207,982)	(182,729)
Equity in earnings of affiliates	4,072	1,673	10,253	2,170
Gains (losses) on disposal of assets	1,385	181	(479)	(245)
Gains on non-hedged interest rate derivatives	—	36,842	—	50,568
Allowance for equity funds used during construction	4,298	(1,839)	5,607	18,588
Impairment of investment in affiliate	(52,620)	—	(52,620)	—
Other, net	(5,893)	(182)	(4,936)	870

INCOME BEFORE INCOME TAX EXPENSE	47,410	155,216	293,348	469,284
Income tax expense	4,569	4,559	10,493	11,491

NET INCOME	42,841	150,657	282,855	457,793

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	42,831	150,648	282,836	457,775

NET INCOME ATTRIBUTABLE TO MEMBER	$10	$9	$19	$18

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income	$42,841	$150,657	$282,855	$457,793

Other comprehensive income (loss), net of tax:
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	(6,112)	856	(12,618)	(9,693)
Change in value of derivative instruments accounted for as cash flow hedges	(9,452)	1,336	24,634	(50)
Change in value of available-for-sale securities	(724)	3,657	(3,053)	3,708

	(16,288)	5,849	8,963	(6,035)

Comprehensive income	26,553	156,506	291,818	451,758
Less: Comprehensive income attributable to noncontrolling interest	26,543	156,497	291,799	451,740

Comprehensive income attributable to member	$10	$9	$19	$18

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(Dollars in thousands)

(unaudited)

	Member’s Equity	Noncontrolling Interest	Total

Balance, December 31, 2009	$18	$4,629,156	$4,629,174
Redemption of units in connection with MEP transaction	—	(612,039)	(612,039)
Distributions to members	(19)	—	(19)
Distributions to noncontrolling interests	—	(531,792)	(531,792)
Subsidiary units issued for cash	—	574,522	574,522
Tax effect of remedial income allocation from tax amortization of goodwill	—	(1,702)	(1,702)
Non-cash unit-based compensation expense, net of units tendered by employees for tax withholdings	—	14,563	14,563
Non-cash executive compensation	—	625	625
Other comprehensive income, net of tax	—	8,963	8,963
Net income	19	282,836	282,855

Balance, June 30, 2010	$18	$4,365,132	$4,365,150

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$886,147	$704,038

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(153,385)	(6,362)
Capital expenditures (excluding allowance for equity funds used during construction)	(608,497)	(512,534)
Contributions in aid of construction costs	7,957	2,349
Advances to affiliates, net of repayments	(5,596)	(364,000)
Proceeds from the sale of assets	9,124	5,033

Net cash used in investing activities	(750,397)	(875,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	265,642	1,587,943
Principal payments on debt	(410,178)	(1,501,487)
Subsidiary equity offerings, net of issue costs	574,522	578,924
Distributions to member	(19)	(17)
Distributions to noncontrolling interests	(531,792)	(463,815)
Subsidiary redemption of units	(23,299)	—
Debt issuance costs	—	(7,746)

Net cash provided by (used in) financing activities	(125,124)	193,802

INCREASE IN CASH AND CASH EQUIVALENTS	10,626	22,326
CASH AND CASH EQUIVALENTS, beginning of period	68,253	91,962

CASH AND CASH EQUIVALENTS, end of period	$78,879	$114,288

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollar amounts, except per unit data, are in thousands)

(unaudited)

1.	OPERATIONS AND ORGANIZATION:

The accompanying condensed consolidated balance sheet as of December 31, 2009, which has been derived from audited financial statements, and the unaudited interim financial statements and notes thereto of Energy Transfer Partners, L.L.C., and its subsidiaries (the “Company,” “we” or “ETP LLC”) as of June 30, 2010 and for the six months ended June 30, 2010 and 2009, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim consolidated financial information. Accordingly, they do not include all the information and footnotes required by GAAP for complete consolidated financial statements. However, management believes that the disclosures made are adequate to make the information not misleading. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year due to the seasonal nature of the Company’s operations, maintenance activities and the impact of forward natural gas prices and differentials on certain derivative financial instruments that are accounted for using mark-to-market accounting. Management has evaluated subsequent events through the date the financial statements were issued.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the consolidated financial position of Energy Transfer Partners, L.L.C. and its subsidiaries as of June 30, 2010, and the Company’s results of operations and cash flows for the three and six months ended June 30, 2010 and 2009. The unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of ETP LLC and subsidiaries presented as Exhibit 99.5 to the Energy Transfer Equity, L.P. Form 8-K filed on August 11, 2010.

Certain prior period amounts have been reclassified to conform to the 2010 presentation. These reclassifications had no impact on net income or total equity.

ETP LLC is the General Partner of Energy Transfer Partners GP, L.P. (“ETP GP”), a Delaware limited partnership formed in August 2000, with a 0.01% general partner interest. ETP GP is the General Partner and owns the general partner interests of Energy Transfer Partners, L.P., a publicly-traded master limited partnership (“ETP”). The condensed consolidated financial statements of the Company presented herein include ETP’s operating subsidiaries described below.

Business Operations

In order to simplify the obligations of Energy Transfer Partners, L.P. under the laws of several jurisdictions in which we conduct business, our activities are primarily conducted through our operating subsidiaries (collectively the “Operating Companies”) as follows:

•

La Grange Acquisition, L.P., which conducts business under the assumed name of Energy Transfer Company (“ETC OLP”), a Texas limited partnership engaged in midstream and intrastate transportation and storage natural gas operations. ETC OLP owns and operates, through its wholly and majority-owned subsidiaries, natural gas gathering systems, intrastate natural gas pipeline systems and gas processing plants and is engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and NGLs in the states of Texas, Louisiana, New Mexico, Utah and Colorado. Our intrastate transportation and storage operations primarily focus on transporting natural gas through our Oasis pipeline, ET Fuel System, East Texas pipeline and HPL System. Our midstream operations focus on the gathering, compression, treating, conditioning and processing of natural gas, primarily on or through our Southeast Texas System and North Texas System, and marketing activities. We also own and operate natural gas gathering pipelines and conditioning facilities in the Piceance-Uinta Basin of Colorado and Utah.

•

Energy Transfer Interstate Holdings, LLC (“ET Interstate”), a Delaware limited liability company with revenues consisting primarily of fees earned from natural gas transportation services and operational gas sales. ET Interstate is the parent company of:

•

Transwestern Pipeline Company, LLC (“Transwestern”), a Delaware limited liability company engaged in interstate transportation of natural gas. Interstate revenues consist primarily of fees earned from natural gas transportation services and operational gas sales.

•	ETC Fayetteville Express Pipeline, LLC (“ETC FEP”), a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	ETC Tiger Pipeline, LLC (“ETC Tiger”), a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	ETC Compression, LLC (“ETC Compression”), a Delaware limited liability company engaged in natural gas compression services and related equipment sales.

•

Heritage Operating, L.P. (“HOLP”), a Delaware limited partnership primarily engaged in retail propane operations. Our retail propane operations focus on sales of propane and propane-related products and services. The retail propane customer base includes residential, commercial, industrial and agricultural customers.

•	Titan Energy Partners, L.P. (“Titan”), a Delaware limited partnership also engaged in retail propane operations.

The Company, ETP GP, the Operating Companies and their subsidiaries are collectively referred to in this report as “we,” “us,” “ETP LLC,” or the “Company.”

Recent Developments

On May 26, 2010, ETP completed the transfer of the membership interests in ETC Midcontinent Express Pipeline III, L.L.C. (“ETC MEP III”) to ETE pursuant to the Redemption and Exchange Agreement between ETP and ETE, dated as of May 10, 2010 (the “MEP Transaction”). ETC MEP III owns a 49.9% membership interest in Midcontinent Express Pipeline LLC (“MEP”), ETP’s joint venture with Kinder Morgan Energy Partners, L.P. (“KMP”) that owns and operates the Midcontinent Express Pipeline. In exchange for the membership interests in ETC MEP III, ETP redeemed 12,273,830 ETP common units that were previously owned by ETE. ETP also paid $23.3 million to ETE upon closing of the MEP Transaction for adjustments related to capital expenditures and working capital changes of MEP. This closing adjustment is subject to change during a final review period as defined in the contribution agreement. ETP also granted ETE an option that cannot be exercised until May 27, 2011, to acquire the membership interests in ETC Midcontinent Express Pipeline II, L.L.C. (“ETC MEP II”). ETC MEP II owns a 0.1% membership interest in MEP. In conjunction with this transfer of ETP interest in ETC MEP III, ETP recorded a non-cash charge of approximately $52.6 million during the three months ending June 30, 2010 to reduce the carrying value of our interest in ETC MEP III to its estimated fair value.

As part of the MEP Transaction, on May 26, 2010, ETE completed the contribution of the membership interests in ETC MEP III and the assignment of its rights under the option to acquire the membership interests in ETC MEP II to a subsidiary of Regency Energy Partners LP (“Regency”) in exchange for 26,266,791 Regency common units. In addition, ETE acquired a 100% equity interest in the general partner entities of Regency from an affiliate of GE Energy Financial Services, Inc. (“GE EFS”).

ETP continues to guarantee 50% of MEP’s obligations under MEP’s $175.4 million senior revolving credit facility, with the remaining 50% of MEP’s obligations guaranteed by KMP; however, Regency has agreed to indemnify ETP for any costs related to the guaranty of payments under this facility. See Note 12.

2.	ESTIMATES:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the three and six months ended June 30, 2010 represent the actual results in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, estimates related to our unit-based compensation plans, deferred taxes, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

3.	ACQUISITIONS:

During the six months ended June 30, 2010, ETP purchased a natural gas gathering company, which provides dehydration, treating, redelivery and compression services on a 120-mile pipeline system in the Haynesville Shale for approximately $150.0 million in cash, excluding certain adjustments as defined in the purchase agreement. In connection with this transaction, ETP recorded customer contracts of $68.2 million and goodwill of $27.3 million. See further discussion at Note 6.

4.	CASH, CASH EQUIVALENTS AND SUPPLEMENTAL CASH FLOW INFORMATION:

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

Non-cash investing activities cash flow information are as follows:

	Six Months Ended June 30,
	2010	2009

NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$73,432	$90,268

Transfer of MEP joint venture interest in exchange for redemption of ETP Common Units	$588,741	$—

5.	INVENTORIES:

Inventories consisted of the following:

	June 30, 2010	December 31, 2009

Natural gas and NGLs, excluding propane	$89,751	$157,103
Propane	49,016	66,686
Appliances, parts and fittings and other	92,290	166,165

Total inventories	$231,057	$389,954

We utilize commodity derivatives to manage price volatility associated with our natural gas inventory. We designate commodity derivatives as fair value hedges for accounting purposes. Changes in fair value of the designated hedged inventory have been recorded in inventory on our condensed consolidated balance sheets and have been recorded in cost of products sold in our condensed consolidated statements of operations.

6.	GOODWILL, INTANGIBLES AND OTHER ASSETS:

A net increase in goodwill of $28.2 million was recorded during the six months ended June 30, 2010, primarily due to $27.3 million from the acquisition of the natural gas gathering company referenced in Note 3, which is expected to be deductible for tax purposes. In addition, we recorded customer contracts of $68.2 million with useful lives of 46 years.

Components and useful lives of intangibles and other assets were as follows:

	June 30, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationships, contracts and agreements (3 to 46 years)	$245,574	$(67,178)	$176,858	$(58,761)
Noncompete agreements (3 to 15 years)	22,931	(12,578)	24,139	(12,415)
Patents (9 years)	750	(76)	750	(35)
Other (10 to 15 years)	1,320	(440)	478	(397)

Total amortizable intangible assets	270,575	(80,272)	202,225	(71,608)

Non-amortizable intangible assets –
Trademarks	76,086	—	75,825	—

Total intangible assets	346,661	(80,272)	278,050	(71,608)

Other assets:
Financing costs (3 to 30 years)	68,657	(29,104)	68,597	(24,774)
Regulatory assets	107,193	(12,508)	101,879	(9,501)
Other	32,544	—	41,466	—

Total intangibles and other assets	$555,055	$(121,884)	$489,992	$(105,883)

Aggregate amortization expense of intangible and other assets was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Reported in depreciation and amortization	$5,148	$4,983	$10,294	$9,692

Reported in interest expense	$2,165	$2,048	$4,330	$3,926

Estimated aggregate amortization expense for the next five years is as follows:

Years Ending December 31:
2011	$26,915
2012	23,330
2013	17,899
2014	16,890
2015	14,566

7.	FAIR VALUE MEASUREMENTS:

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value. Price risk management assets and liabilities are recorded at fair value. Based on the estimated borrowing rates currently available to us and our subsidiaries for long-term loans with similar terms and average maturities, the aggregate fair value and carrying amount of long-term debt at June 30, 2010 was $6.55 billion and $6.09 billion, respectively. At December 31, 2009, the aggregate fair value and carrying amount of long-term debt was $6.75 billion and $6.22 billion, respectively.

We have marketable securities, commodity derivatives and interest rate derivatives that are accounted for as assets and liabilities at fair value in our condensed consolidated balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider over-the-counter (“OTC”) commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Additionally, we consider our options transacted through our clearing broker as having Level 2 inputs due to the level of activity of these contracts on the exchange in which they trade. We consider the valuation of our interest rate derivatives as Level 2 since we use a LIBOR curve based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements and discount the future cash flows accordingly, including the effects of credit risk. Level 3 inputs are unobservable. We currently do not have any recurring fair value measurements that are considered Level 3 valuations.

The following tables summarize the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of June 30, 2010 and December 31, 2009 based on inputs used to derive their fair values:

		Fair Value Measurements at June 30, 2010 Using
	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Observable Inputs (Level 2)
Assets:
Marketable securities	$3,002	$3,002	$—
Interest rate derivatives	7,031	—	7,031
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	24	—	24
Swing Swaps IFERC	1,425	1,425	—
Fixed Swaps/Futures	1,045	1,045	—
Options – Puts	19,241	—	19,241

Total commodity derivatives	21,735	2,470	19,265

Total Assets	$31,768	$5,472	$26,296

Liabilities:
Interest rate derivatives	$(205)	$—	$(205)
Commodity derivatives:
Natural Gas:
Basic Swaps IFERC/NYMEX	(454)	(454)	—
Swing Swaps IFERC	(167)	—	(167)
Fixed Swaps/Futures	(181)	—	(181)
Options – Calls	(6,142)	—	(6,142)
Propane – Forwards/Swaps	(4,489)	—	(4,489)

Total commodity derivatives	(11,433)	(454)	(10,979)

Total Liabilities	$(11,638)	$(454)	$(11,184)

		Fair Value Measurements at December 31, 2009 Using
	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Observable Inputs (Level 2)
Assets:
Marketable securities	$6,055	$6,055	$—
Commodity derivatives	32,479	20,090	12,389

Liabilities:
Commodity derivatives	(8,016)	(7,574)	(442)

Total	$30,518	$18,571	$11,947

In conjunction with the MEP Transaction, ETP adjusted the investment in MEP to fair value based on the present value of the expected future cash flows (Level 3), resulting in a nonrecurring fair value adjustment of $52.6 million. Substantially all of ETP’s investment was transferred to ETE. See “Recent Developments” at Note 1.

8.	INVESTMENTS IN AFFILIATES:

Midcontinent Express Pipeline, LLC

On May 26, 2010, ETP transferred to ETE, in exchange for ETP common units owned by ETE, substantially all of its interest in MEP. In conjunction with this transfer, ETP recorded a non-cash charge of approximately $52.6 million during the three months ending June 30, 2010 to reduce the carrying value of our interest to its estimated fair value. See discussion of the transaction in “Recent Developments” at Note 1.

Fayetteville Express Pipeline, LLC

ETP is party to an agreement with KMP for a 50/50 joint development of the Fayetteville Express pipeline, an approximately 185-mile natural gas pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Panola County, Mississippi. In December 2009, Fayetteville Express Pipeline LLC (“FEP”), the entity formed to construct, own and operate this pipeline, received Federal Energy Regulatory Commission (“FERC”) approval of its application for authority to construct and operate this pipeline. The pipeline is expected to have an initial capacity of 2.0 Bcf/d and is expected to be in service by the end of 2010. As of June 30, 2010, FEP has secured binding commitments for a minimum of 10 years for transportation of approximately 1.85 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America (“NGPL”) in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc. Kinder Morgan, Inc. owns the general partner of KMP.

9.	DEBT OBLIGATIONS:

Revolving Credit Facilities

ETP Credit Facility

ETP maintains a revolving credit facility (the “ETP Credit Facility”) that provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity). The ETP Credit Facility matures on July 20, 2012, unless we elect the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments). Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the ETP Credit Facility varies based on our credit rating with a maximum fee of 0.125%. The fee is 0.11% based on our current rating.

As of June 30, 2010, there was $29.3 million of borrowings outstanding under the ETP Credit Facility. Taking into account letters of credit of approximately $21.8 million, the amount available for future borrowings was $1.95 billion. The weighted average interest rate on the total amount outstanding as of June 30, 2010 was 0.95%.

HOLP Credit Facility

HOLP has a $75.0 million Senior Revolving Facility (the “HOLP Credit Facility”) available to HOLP through June 30, 2011, which may be expanded to $150.0 million. Amounts borrowed under the HOLP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on the Leverage Ratio, as defined in the credit agreement for the HOLP Credit Facility, with a maximum fee of 0.50%. The agreement includes provisions that may require contingent prepayments in the event of dispositions, loss of assets, merger or change of control. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP and the capital stock of HOLP’s subsidiaries secure the HOLP Credit Facility. At June 30, 2010, the HOLP credit facility had no outstanding balance in revolving credit loans and outstanding letters of credit of $0.5 million. The amount available for borrowing as of June 30, 2010 was $74.5 million.

Covenants Related to Our Credit Agreements

We were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements at June 30, 2010.

10.	MEMBER’S EQUITY:

Quarterly Distributions of Available Cash

The ETP LLC membership agreement contains specific provisions for the allocation of net earnings and losses to members for purposes of maintaining the partner capital accounts. The Board of the Company may distribute to the Member funds of the Company, which the Board reasonably determines are not needed for the payment of existing or foreseeable company obligations and expenditures.

Contributions to Subsidiary

In order to maintain our general partner interest in ETP, ETP GP has previously been required to make contributions to ETP each time ETP issues limited partner interests for cash or in connection with acquisitions. These contributions are generally paid by offsetting the required contributions against the funds ETP GP receives from ETP distributions on the general partner and limited partner interests owned by ETP GP.

In July 2009, ETP amended and restated its partnership agreement, and as a result, ETP GP is no longer required to make corresponding contributions to maintain its general partner interest in ETP.

ETP GP paid off its contribution payable to ETP of $8.9 million during the three months ended March 31, 2010.

Quarterly Distributions of Available Cash

On February 15, 2010, ETP paid a cash distribution for the three months ended December 31, 2009 of $0.89375 per Common Unit, or $3.575 annualized to Unitholders of record at the close of business on February 8, 2010.

On April 27, 2010, ETP paid a cash distribution for the three months ended March 31, 2010 of $0.89375 per Common Unit, or $3.575 annualized to Unitholders of record at the close of business on May 7, 2010.

On July 28, 2010, ETP declared a cash distribution for the three months ended June 30, 2010 of $0.89375 per Common Unit, or $3.575 annualized. This distribution will be paid on August 16, 2010 to Unitholders of record at close of business on August 9, 2010.

The total amounts of distributions ETP GP received from ETP relating to its general partner interests and incentive distribution rights of ETP are as follows (shown in the period with respect to which they relate):

	Six Months Ended June 30,
	2010	2009
General Partner interest	$9,754	$9,720
Incentive Distribution Rights	184,751	168,311

Total distributions received from ETP	$194,505	$178,031

The total amounts of ETP distributions declared during the six months ended June 30, 2010 and 2009 were as follows (all from Available Cash from our operating surplus and are shown in the period with respect to which they relate):

	Six Months Ended June 30,
	2010	2009
Limited Partners:
Common Units	$332,371	$301,738
Class E Units	6,242	6,242

General Partner Interest	9,754	9,720
Incentive Distribution Rights	184,751	168,311

Total distributions declared by ETP	$533,118	$486,011

11.	INCOME TAXES:

The components of the federal and state income tax expense (benefit) of our taxable subsidiaries are summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Current expense (benefit):
Federal	$1,599	$(771)	$2,917	$(5,107)
State	4,248	3,377	7,421	6,895

Total	5,847	2,606	10,338	1,788

Deferred expense (benefit):
Federal	(997)	2,041	421	9,142
State	(281)	(88)	(266)	561

Total	(1,278)	1,953	155	9,703

Total income tax expense	$4,569	$4,559	$10,493	$11,491

Effective tax rate	9.64%	2.94%	3.58%	2.45%

The effective tax rate differs from the statutory rate due primarily to earnings that are not subject to federal and state income taxes at the Company level.

12.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

Regulatory Matters

In August 2009, ETP filed an application for FERC authority to construct and operate the Tiger pipeline. The application was approved in April 2010 and construction began in June 2010. In February 2010, ETP announced a 400 MMcf/d expansion of the Tiger pipeline. In June 2010, ETP filed an application for FERC authority to construct, own and operate that expansion.

On September 29, 2006, Transwestern filed revised tariff sheets under Section 4(e) of the Natural Gas Act (“NGA”) proposing a general rate increase to be effective on November 1, 2006. In April 2007, the FERC approved a Stipulation and Agreement of Settlement that resolved the primary components of the rate case. Transwestern’s tariff rates and fuel rates are now final for the period of the settlement. Transwestern is required to file a new rate case no later than October 1, 2011.

Guarantees

MEP Guarantee

ETP has guaranteed 50% of the obligations of MEP under its senior revolving credit facility (the “MEP Facility”), with the remaining 50% of MEP Facility obligations guaranteed by KMP. Effective in May 2010, the commitment amount was reduced to $175.4 million due to lower usage and anticipated capital contributions. Although ETP transferred substantially all of its interest in MEP on May 26, 2010, as discussed above in “Recent Developments” at Note 1, ETP will continue to guarantee 50% of MEP’s obligations under this facility through the maturity of the facility in February 2011; however, Regency has agreed to indemnify ETP for any costs related to the guarantee of payments under this facility.

Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if its ownership percentage in MEP increases or decreases. The MEP Facility is unsecured and matures on February 28, 2011. Amounts borrowed under the MEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the MEP Facility varies based on both our credit rating and that of KMP, with a maximum fee of 0.15%. The MEP Facility contains covenants that limit (subject to certain exceptions) MEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers, or dispose of substantially all of its assets.

As of June 30, 2010, MEP had $33.1 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility, respectively. ETP’s contingent obligations with respect to its 50% guarantee of MEP’s outstanding borrowings and letters of credit were $16.6 million and $16.6 million, respectively, as of June 30, 2010. The weighted average interest rate on the total amount outstanding as of June 30, 2010 was 1.4%.

FEP Guarantee

On November 13, 2009, FEP entered into a credit agreement that provides for a $1.1 billion senior revolving credit facility (the “FEP Facility”). ETP has guaranteed 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if ETP’s ownership percentage in FEP increases or decreases. The FEP Facility is available through May 11, 2012 and amounts borrowed under the FEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the FEP Facility varies based on both ETP’s credit rating and that of KMP, with a maximum fee of 1.0%.

As of June 30, 2010, FEP had $663.0 million of outstanding borrowings issued under the FEP Facility and ETP’s contingent obligation with respect to its 50% guarantee of FEP’s outstanding borrowings was $331.5 million as of June 30, 2010. The weighted average interest rate on the total amount outstanding as of June 30, 2010 was 3.2%.

Commitments

In the normal course of our business, we purchase, process and sell natural gas pursuant to long-term contracts. In addition, we enter into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. We have also entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We also have a contract to purchase not less than 90.0 million gallons of propane per year that expires in 2015. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2034. Rental expense under these operating leases has been included in operating expenses in the accompanying statements of operations and totaled approximately $5.4 million and $5.5 million for the three months ended June 30, 2010 and 2009, respectively. For the six months ended June 30, 2010 and 2009, rental expense for operating leases totaled approximately $11.3 million and $11.5 million, respectively.

Our propane operations have an agreement with Enterprise GP Holdings L.P. (“Enterprise”) (see Note 14) to supply a portion of our propane requirements. The agreement expired in March 2010 and our propane operations executed a five year extension as of April 2010. The extension will continue until March 2015 and includes an option to extend the agreement for an additional year.

We have commitments to make capital contributions to our joint ventures. For the joint ventures that we currently have interests in, we expect that capital contributions for the remainder of 2010 will be between $20 million and $30 million.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and propane are flammable, combustible gases. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

FERC and Related Matters. On July 26, 2007, the FERC issued to us an Order to Show Cause and Notice of Proposed Penalties (the “Order and Notice”) that contains allegations that we violated FERC rules and regulations. The FERC alleged that we engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from our commodities derivatives positions and from certain of our index-priced physical gas purchases in the Houston Ship Channel. The FERC alleged that during these periods we violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by the FERC under authority of the NGA. The FERC alleged that we violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. The FERC also alleged that one of our intrastate pipelines violated various FERC regulations by, among other things, granting undue preferences in favor of an affiliate. In its Order and Notice, the FERC also alleged that we manipulated daily prices at the Waha and Permian Hubs in West Texas on two dates. In its Order and Notice, the FERC specified that it was seeking $69.9 million in disgorgement of profits, plus interest, and $82.0 million in civil penalties relating to these market manipulation claims. In February 2008, the FERC’s Enforcement Staff also recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005 for November 2005 monthly deliveries, a period not previously covered by the FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month.

On August 26, 2009, we entered into a settlement agreement with the FERC’s Enforcement Staff with respect to the pending FERC claims against us and, on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement resolves all outstanding FERC claims against us and provides that we make a $5.0 million payment to the federal government and establish a $25.0 million fund for the purpose of settling related third-party claims based on or arising out of the market manipulation allegation against us by those third parties that elect to make a claim against this fund, including existing litigation claims as well as any new claims that may be asserted against this fund. Pursuant to the settlement agreement, the FERC made no findings of fact or conclusions of law. In addition, the settlement agreement specifies that by executing the settlement agreement we do not admit or concede to the FERC or any third party any actual or potential fault, wrongdoing or liability in connection with our alleged conduct related to the FERC claims. The settlement agreement also requires us to maintain specified compliance programs and to conduct independent annual audits of such programs for a two-year period.

In September 2009, the FERC appointed an administrative law judge, or ALJ, to establish a process of potential claimants to make claims against the $25.0 million fund, to determine the validity of any such claims and to make a recommendation to the FERC relating to the application of this fund to any potential claimants. Pursuant to the process established by the ALJ, a number of parties submitted claims against this fund and, subsequent thereto, the ALJ made various determinations with respect to the validity of these claims and the methodology for making payments from the fund to claimants. In June 2010, each claimant that had been allocated a payment amount from the fund by the ALJ was required to make a determination as to whether to accept the ALJ’s recommended payment amount from the fund, and all such claimants accepted their allocated payment amounts. In connection with accepting the allocated payment amount, each such claimant was required to waive and release all claims against ETP related to this matter. The claims of third parties that did not accept a payment from the fund are not affected by the ALJ’s fund allocation process.

Taking into account the release of claims pursuant to the ALJ fund allocation process discussed above that were the subject of pending legal proceedings, ETP remains a party in three legal proceedings that assert contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.

One of these legal proceedings involves a complaint filed in February 2008 by an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. We filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable, and the state court granted our motion for summary judgment on that issue. The Plaintiff appealed this determination to the First Court of Appeals, Houston, Texas. Both parties submitted briefs related to this appeal, and oral arguments related to this appeal were made before the First Court of Appeals on June 9, 2010. On June 24, 2010, the First Circuit Court of Appeals issued an opinion affirming the judgment of the lower court granting ETP’s motion for summary judgment. No motion for rehearing was timely filed.

In October 2007, a consolidated class action complaint was filed against us in the United States District Court for the Southern District of Texas. This action alleges that we engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 29, 2003 to December 31, 2005, we had the market power to manipulate index prices, and that we used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit our natural gas physical and financial trading positions, and that we intentionally submitted price and volume trade information to trade publications. This complaint also alleges that we violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by us manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, we filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, we filed a motion to dismiss the complaint. On March 26, 2009, the court issued an order dismissing the complaint, with prejudice, for failure to state a claim. On April 9, 2009, the plaintiffs moved for reconsideration of the order dismissing the complaint, and on August 26, 2009, the court denied the plaintiffs’ motion for reconsideration. On September 24, 2009, the plaintiffs filed a Notice of Appeal with the U.S. Court of Appeals for the Fifth Circuit. Both parties submitted briefs related to the motion for reconsideration, and oral arguments on this motion were made before the Fifth Circuit on April 28, 2010. On June 23, 2010, the Fifth Circuit issued an opinion affirming the lower court’s order dismissing the plaintiff’s complaint. No petition for rehearing was timely filed.

On March 17, 2008, a second class action complaint was filed against us in the United States District Court for the Southern District of Texas. This action alleges that we engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period we exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit our own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, we filed a motion to dismiss this complaint. On March 26, 2009, the court issued an order dismissing the complaint. The court found that the plaintiffs failed to state a claim on all causes of action and for anti-trust injury, but granted leave to amend. On April 23, 2009, the plaintiffs filed a motion for leave to amend to assert only one of the prior antitrust claims and to add a claim for common law fraud, and attached a proposed amended complaint as an exhibit. We opposed the motion and cross-moved to dismiss. On August 7, 2009, the court denied the plaintiff’s motion and granted our motion to dismiss the complaint. On September 8, 2009, the plaintiff filed its Notice of Appeal with the U.S. Court of Appeals for the Fifth Circuit, appealing only the common law fraud claim. Both parties submitted briefs related to the judgment regarding the common law fraud claim, and oral arguments were made before the Fifth Circuit on April 27, 2010. We are awaiting a decision by the Fifth Circuit.

We are expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such costs are incurred. We record accruals for litigation and other contingencies whenever required by applicable accounting standards. Based on the terms of the settlement agreement with the FERC described above, we made the $5.0 million payment and established the $25.0 million fund in October 2009. We expect the after-tax cash impact of the settlement to be less than $30.0 million due to tax benefits resulting from the portion of the payment that is used to satisfy third party claims, which we expect to realize in future periods. Although this payment covers the $25.0 million required by the settlement agreement to be applied to resolve third party claims, including the existing third party litigation described above, it is possible that the amount we become obligated to pay to resolve third party litigation related to these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of the payment related to these matters. In accordance with applicable accounting standards, we will review the amount of our accrual related to these matters as developments related to these matters occur and we will adjust our accrual if we determine that it is probable that the amount we may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of our accrual for these matters. As our accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce our cash available to service our indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, we may experience a material adverse impact on our results of operations and our liquidity.

Houston Pipeline Cushion Gas Litigation. At the time of the HPL System acquisition, AEP Energy Services Gas Holding Company II, L.L.C., HPL Consolidation LP and its subsidiaries (the “HPL Entities”), their parent companies and American Electric Power Corporation (“AEP”), were defendants in litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel storage facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation.” In 2004, ETC OLP (a subsidiary of (ETP) acquired the HPL Entities from AEP, at which time AEP agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory (approximately $1.00 billion in the aggregate). The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters. On December 18, 2007, the United States District Court for the Southern District of New York held that B of A is entitled to receive monetary damages from AEP and the HPL Entities of approximately $347.3 million less the monetary amount B of A would have incurred to remove 55 Bcf of natural gas from the Bammel storage facility. Based on the indemnification provisions of the Cushion Gas Litigation Agreement, ETP expects that it will be indemnified for any monetary damages awarded to B of A under to this court decision.

Other Matters. In addition to those matters described above, we or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable, can be estimated and is not covered by insurance, we make an accrual for the matter. For matters that are covered by insurance, we accrue the related deductible. As of June 30, 2010 and December 31, 2009, accruals of approximately $11.4 million and $11.1 million, respectively, were recorded related to deductibles. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

The outcome of these matters cannot be predicted with certainty and it is possible that the outcome of a particular matter will result in the payment of an amount in excess of the amount accrued for the matter. As our accrual amounts are non-cash, any cash payment of an amount in resolution of a particular matter would likely be made from cash from operations or borrowings. If cash payments to resolve a particular matter substantially exceed our accrual for such matter, we may experience a material adverse impact on our results of operations, cash available for distribution and our liquidity.

No amounts have been recorded in our June 30, 2010 or December 31, 2009 consolidated balance sheets for our contingencies and current litigation matters, excluding accruals related to environmental matters and deductibles.

Environmental Matters

Our operations are subject to extensive federal, state and local environmental and safety laws and regulations that can require expenditures to ensure compliance, including related to air emissions and wastewater discharges, at operating facilities and for remediation at current and former facilities as well as waste disposal sites. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline, gathering, treating, compressing, bending and processing business. As a result, there can be no assurance that significant costs and liabilities will not be incurred. Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the issuance of injunctions and the filing of federally authorized citizen suits. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational safety and health, and the handling, storage, use, and disposal of hazardous materials to prevent and minimize material environmental or other damage, and to limit the financial liability, which could result from such events. However, the risk of environmental or other damage is inherent in transporting, gathering, treating, compressing, blending and processing natural gas, natural gas liquids and other products, as it is with other entities engaged in similar businesses.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in clean-up technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

As of June 30, 2010 and December 31, 2009, accruals on an undiscounted basis of $12.5 million and $12.6 million, respectively, were recorded in our condensed consolidated balance sheets as accrued and other current liabilities and other non-current liabilities to cover material environmental liabilities.

Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for clean-up costs.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean-up activities include remediation of several compressor sites on the Transwestern system for historical contamination associated with polychlorinated biphenyls (“PCBs”) and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2018 is $8.5 million, which is included in the aggregate environmental accruals. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007.

Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing potential PCBs. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers. However, such future costs are not expected to have a material impact on our financial position, results of operations or cash flows.

Environmental regulations were recently modified for the U.S. Environmental Protection Agency’s (the “EPA”) Spill Prevention, Control and Countermeasures (“SPCC”) program. We are currently reviewing the impact to our operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but we believe such costs will not have a material adverse effect on our financial position, results of operations or cash flows.

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification rights for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our June 30, 2010 or December 31, 2009 consolidated balance sheets. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.

By March 2013, the Texas Commission on Environmental Quality is required to develop another plan to address the recent change in the ozone standard from 0.08 parts per million, or ppm, to 0.075 ppm and the U.S Environmental Protection Agency, or EPA, recently proposed lowering the standard even further, to somewhere in between 0.06 and 0.07 ppm. These efforts may result in the adoption of new regulations that may require additional nitrogen oxide emissions reductions.

Our pipeline operations are subject to regulation by the U.S. Department of Transportation (“DOT”) under the Pipeline Hazardous Materials Safety Administration (“PHMSA”), pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. For the three months ended June 30, 2010 and 2009, $3.6 million and $11.6 million, respectively, of capital costs and $4.4 million and $5.6 million, respectively, of operating and maintenance costs have been incurred for pipeline integrity testing. For the six months ended June 30, 2010 and 2009, $5.0 million and $15.3 million, respectively, of capital costs and $6.3 million and $9.0 million, respectively, of operating and maintenance costs have been incurred for pipeline integrity testing. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

Our operations are also subject to the requirements of the federal Occupational Safety and Health Act, also known as OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states, these laws are administered by state agencies, and in others, they are administered on a municipal level. With respect to the transportation of propane by truck, we are subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We believe that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

13.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

We are exposed to market risks related to the volatility of natural gas, NGL and propane prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures, swaps and options and are recorded at fair value in the consolidated balance sheets. In general, we use derivatives to eliminate market exposure and price risk within our operations as follows:

•	Derivatives are utilized in our midstream operations in order to mitigate price volatility in our marketing activities and manage fixed price exposure incurred from contractual obligations.

•

We use derivative financial instruments in connection with our natural gas inventory at the Bammel storage facility by purchasing physical natural gas and then selling financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin. We also use derivatives in our intrastate transportation and storage and interstate operations to hedge the sales price of retention and operational gas sales and hedge location price differentials related to the transportation of natural gas.

•

Our propane operations permit customers to guarantee the propane delivery price for the next heating season. As we execute fixed sales price contracts with our customers, we may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, we may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales.

We inject and hold natural gas in our Bammel storage facility to take advantage of contango markets, when the price of natural gas is higher in the future than the current spot price. We use financial derivatives to hedge the natural gas held in connection with these arbitrage opportunities. At the inception of the hedge, we lock in a margin by purchasing gas in the spot market or off peak season and entering a financial contract to lock in the sale price. If we designate the related financial contract as a fair value hedge for accounting purposes, we value the hedged natural gas inventory at current spot market prices along with the financial derivative we use to hedge it. Changes in the spread between the forward natural gas prices designated as fair value hedges and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized. Unrealized margins represent the unrealized gains or losses from our derivative instruments using mark to market accounting, with changes in the fair value of our derivatives being recorded directly in earnings. These margins fluctuate based upon changes in the spreads between the physical spot price and forward natural gas prices. If the spread narrows between the physical and financial prices, we will record unrealized gains or lower unrealized losses. If the spread widens, we will record unrealized losses or lower unrealized gains. Typically, as we enter the winter months, the spread converges so that we recognize in earnings the original locked-in spread, through either mark-to-market or the physical withdrawal of natural gas.

The recent adoption of comprehensive financial reform legislation by the United States Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business. See Part II, Item 1A. Risk Factors of this Form 10-Q.

We are also exposed to market risk on gas we retain for fees in our intrastate transportation and storage operations and operational gas sales on our interstate transportation operations. We use financial derivatives to hedge the sales price of this gas, including futures, swaps and options. For certain contracts that qualify for hedge accounting, we designate them as cash flow hedges of the forecasted sale of gas. The change in value, to the extent the contracts are effective, remains in accumulated other comprehensive income until the forecasted transaction occurs. When the forecasted transaction occurs, any gain or loss associated with the derivative is recorded in cost of products sold in the consolidated statement of operations.

We attempt to maintain balanced positions in our marketing activities to protect ourselves from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, is expected to provide most of the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, are expected to be offset with financial contracts to balance our positions. To the extent open commodity positions exist, fluctuating commodity prices can impact our financial position and results of operations, either favorably or unfavorably.

The following table details the outstanding commodity-related derivatives:

	June 30, 2010		December 31, 2009
	Notional Volume	Maturity	Notional Volume	Maturity
Mark to Market Derivatives
Natural Gas:
Basis Swaps IFERC/NYMEX (MMBtu)	(23,182,500)	2010-2011	72,325,000	2010-2011
Swing Swaps IFERC (MMBtu)	(23,592,500)	2010-2011	(38,935,000)	2010
Fixed Swaps/Futures (MMBtu)	(395,000)	2010-2011	4,852,500	2010-2011
Options – Puts (MMBtu)	(8,140,000)	2010-2011	2,640,000	2010
Options – Calls (MMBtu)	(5,920,000)	2010-2011	(2,640,000)	2010
Propane:
Forwards/Swaps (Gallons)	—	—	6,090,000	2010

Fair Value Hedging Derivatives
Natural Gas:
Basis Swaps IFERC/NYMEX (MMBtu)	(5,410,000)	2010-2011	(22,625,000)	2010
Fixed Swaps/Futures (MMBtu)	(18,765,000)	2010-2011	(27,300,000)	2010
Hedged Item – Inventory (MMBtu)	18,765,000	2010	27,300,000	2010

Cash Flow Hedging Derivatives
Natural Gas:
Basis Swaps IFERC/NYMEX (MMBtu)	(10,845,000)	2010-2011	(13,225,000)	2010
Fixed Swaps/Futures (MMBtu)	(18,502,500)	2010-2011	(22,800,000)	2010
Options – Puts (MMBtu)	25,800,000	2011-2012	—	—
Options – Calls (MMBtu)	(25,800,000)	2011-2012	—	—
Propane:
Forwards/Swaps (Gallons)	51,702,000	2010-2011	20,538,000	2010

We expect gains of $11.0 million related to commodity derivatives to be reclassified into earnings over the next year related to amounts currently reported in AOCI. The amount ultimately realized, however, will differ as commodity prices change and the underlying physical transaction occurs.

Interest Rate Risk

We are exposed to market risk for changes in interest rates. In order to maintain a cost effective capital structure, we borrow funds using a mix of fixed rate debt and variable rate debt. We manage a portion of our current and future interest rate exposures by utilizing interest rate swaps in order to achieve our desired mix of fixed and variable rate debt. We also utilize interest rate swaps to lock in the rate on a portion of our anticipated debt issuances. We have the following interest rate swaps outstanding as of June 30, 2010:

Term	Notional Amount	Type (1)	Hedge Designation

July 2013	$350,000	Pay a floating rate plus 3.75% and receive a fixed rate of 6.00%	Fair value
August 2012	200,000	Forward starting to pay a fixed rate of 3.80% and receive a floating rate	Cash flow

(1)	Floating rates are based on LIBOR.

In May 2010, ETP terminated interest rate swaps with notional amounts of $750.0 million that were designated as fair value hedges. Proceeds from the swap termination were $15.4 million. In connection with the swap termination, $9.7 million of previously recorded fair value adjustments to the hedged long-term debt will be amortized as a reduction of interest expense through February 2015.

Derivative Summary

The following table provides a balance sheet overview of ETP’s derivative assets and liabilities as of June 30, 2010 and December 31, 2009:

	Fair Value of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	June 30, 2010	December 31, 2009	June 30, 2010	December 31, 2009
Derivatives designated as hedging instruments:
Commodity derivatives (margin deposits)	$25,158	$669	$(4,425)	$(24,035)
Commodity derivatives	—	8,443	(4,625)	(201)
Interest rate derivatives	7,031	—	(205)	—

	32,189	9,112	(9,255)	(24,236)

Derivatives not designated as hedging instruments:
Commodity derivatives (margin deposits)	32,257	72,851	(37,877)	(36,950)
Commodity derivatives	24	3,928	(212)	(241)

	32,281	76,779	(38,089)	(37,191)

Total derivatives	$64,470	$85,891	$(47,344)	$(61,427)

The commodity derivatives (margin deposits) are recorded in “Other current assets” on our condensed consolidated balance sheets. The remainder of the derivatives are recorded in “Price risk management assets/liabilities.”

We disclose the non-exchange traded financial derivative instruments as price risk management assets and liabilities on our condensed consolidated balance sheets at fair value with amounts classified as either current or long-term depending on the anticipated settlement date.

We utilize master-netting agreements and have maintenance margin deposits with certain counterparties in the OTC market and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us on the settlement date for non-exchange traded derivatives, and we exchange margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors within other current assets in the condensed consolidated balance sheets. ETP had net deposits with counterparties of $44.4 million and $79.7 million as of June 30, 2010 and December 31, 2009, respectively.

The following tables detail the effect of ETP’s derivative assets and liabilities in the condensed consolidated statements of operations for the periods presented:

	Change in Value Recognized in OCI on Derivatives (Effective Portion)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Derivatives in cash flow hedging relationships:
Commodity derivatives	$(9,150)	$1,336	$24,957	$(50)
Interest rate derivatives	(205)	—	(205)	—

Total	$(9,355)	$1,336	$24,752	$(50)

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$7,058	$(928)	$12,373	$9,549
Interest rate derivatives	Interest expense	71	72	142	144

Total		$7,129	$(856)	$12,515	$9,693

	Location of Gain/(Loss) Reclassified from AOCI into Income (Ineffective Portion)	Amount of Gain (Loss) Recognized in Income on Ineffective Portion
		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$(1,016)	$—	$105	$—
Interest rate derivatives	Interest expense	—	—	—	—

Total		$(1,016)	$—	$105	$—

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income representing hedge ineffectiveness and amount excluded from the assessment of effectiveness
		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Derivatives in fair value hedging relationships (including hedged item):
Commodity derivatives	Cost of products sold	$6,417	$12,498	$(967)	$12,498
Interest rate derivatives	Interest expense	—	—	—	—

Total		$6,417	$12,498	$(967)	$12,498

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain (Loss) Recognized in Income on Derivatives
		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Derivatives not designated as hedging instruments:
Commodity derivatives	Cost of products sold	$(21,295)	$5,138	$672	$56,576
Interest rate derivatives	Gains (losses) on non-hedged interest rate derivatives	—	36,842	—	50,568

Total		$(21,295)	$41,980	$672	$107,144

We recognized $36.5 million and $27.0 million of unrealized losses on commodity derivatives not in fair value hedging relationships (including the ineffective portion of commodity derivatives in cash flow hedging relationships) for the three months ended June 30, 2010 and 2009, respectively. We recognized $45.2 million and $46.1 million of unrealized losses on commodity derivatives not in fair value hedging relationships (including the ineffective portion of commodity derivatives in cash flow hedging relationships) for the six months ended June 30, 2010 and 2009, respectively.

Credit Risk

We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact its overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, management does not anticipate a material adverse effect on our financial position or results of operations as a result of counterparty performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our condensed consolidated balance sheet and recognized in net income or other comprehensive income.

14.	RELATED PARTY TRANSACTIONS:

As discussed in “Recent Developments” in Note 1, Regency became a related party on May 26, 2010. Regency provides us with contract compression services. For the period from May 26, 2010 to June 30, 2010, we recorded costs of products sold of $0.7 million and operating expenses of $0.2 million related to transactions with Regency.

We and subsidiaries of Enterprise transport natural gas on each other’s pipelines, share operating expenses on jointly-owned pipelines and ETC OLP sells natural gas to Enterprise. Our propane operations routinely buy and sell product with Enterprise. The following table presents sales to and purchase from affiliates of Enterprise:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Natural Gas Operations:
Sales	$130,526	$90,591	$275,246	$165,074
Purchases	6,936	2,688	13,533	16,346

Propane Operations:
Sales	481	5,226	10,966	11,508
Purchases	52,415	41,005	218,179	176,223

Our propane operations purchase a portion of our propane requirements from Enterprise pursuant to an agreement that was extended until March 2015, and includes an option to extend the agreement for an additional year. As of December 31, 2009, Titan had forward mark-to-market derivatives for approximately 6.1 million gallons of propane at a fair value asset of $3.3 million with Enterprise. All of these forward contracts were settled as of June 30, 2010. In addition, as of June 30, 2010 and December 31, 2009, Titan had forward derivatives accounted for as cash flow hedges of 51.7 million and 20.5 million gallons of propane at a fair value liability of $4.5 million and a fair value asset of $8.4 million, respectively, with Enterprise.

The following table summarizes the related party balances on our condensed consolidated balance sheets:

	June 30, 2010	December 31, 2009
Accounts receivable from related parties:
Enterprise:
Natural Gas Operations	$41,451	$47,005
Propane Operations	181	3,386
Other	7,730	6,757

Total accounts receivable from related parties:	$49,362	$57,148

Accounts payable from related parties:
Enterprise:
Natural Gas Operations	$825	$3,518
Propane Operations	5,478	31,642
Other	1,320	3,682

Total accounts payable from related parties:	$7,623	$38,842

The net imbalance payable from Enterprise was $1.9 million and $0.7 million for June 30, 2010 and December 31, 2009, respectively.

15.	OTHER INFORMATION:

The tables below present additional detail for certain balance sheet captions.

Other Current Assets

Other current assets consisted of the following:

	June 30, 2010	December 31, 2009
Deposits paid to vendors	$44,393	$79,694
Prepaid and other	46,768	68,729

Total other current assets	$91,161	$148,423

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	June 30, 2010	December 31, 2009
Interest payable	$133,314	$136,229
Customer advances and deposits	69,591	88,430
Accrued capital expenditures	73,432	46,134
Accrued wages and benefits	40,272	25,202
Taxes other than income taxes	72,041	23,294
Income taxes payable	9,811	3,401
Deferred income taxes	109	—
Other	60,576	42,485

Total accrued and other current liabilities	$459,146	$365,175

16.	SUPPLEMENTAL INFORMATION:

Following are the financial statements of the Company, which are included to provide additional information with respect to the Company’s financial position, results of operations and cash flows on a stand-alone basis:

BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS:
Investment in affiliates	$18	$18

EQUITY:
Member’s Equity	$18	$18

STATEMENTS OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Equity in earnings of affiliates	$10	$9	$19	$18

NET INCOME	$10	$9	$19	$18

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$19	$17

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to member	(19)	(17)

Net cash used in financing activities	(19)	(17)

INCREASE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS, beginning of period	—	—

CASH AND CASH EQUIVALENTS, end of period	$—	$—